Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 4/20/11 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces First Quarter, 2011 Results

WISCONSIN RAPIDS, WI — April 20,  2011 — Renaissance Learning, Inc. (Nasdaq: RLRN), a leading provider of technology-based school improvement and student assessment programs for K12 schools, today announced financial results for the quarter ended March 31, 2011. Revenues for the first quarter of 2011 were $33.5 million, an increase of 4.1% from first quarter 2010 revenues of $32.2 million. Net income was $5.5 million, or $0.19 per share, a decrease of 5.0 % from first quarter 2010 income of $5.8 million, or $0.20 per share.  First quarter 2010 net income included a tax benefit resulting from a state audit settlement of $1.1 million, or $0.04 per share. Excluding the tax benefit in last year’s results, year over year net income per share for the quarter increased by $0.03.

“Our results continue to reflect the underlying strength of our business and our ability to weather a challenging funding environment,” commented Glenn R. James, Chief Executive Officer.  “Excluding last year’s tax benefit, both revenue and earnings showed growth over first quarter 2010, and we continue to achieve healthy operating profit margins.  As we anticipated, orders declined 17% due to a large deal recorded in last year’s first quarter, the continued seasonal shift of orders from Q1 to the next two quarters, and the reduction in school spending caused by state revenue declines.  All in all, we are pleased with our first quarter results and the start to 2011.

“We expect the next several quarters will remain difficult from a school budget perspective,” continued James.  “But with the launch of STAR Enterprise and our strong product lineup, we believe we are well positioned to not only manage the short term challenges but also capitalize on longer term growth opportunities.”

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Renaissance Learning added approximately 400 new customer schools during the quarter, and total schools worldwide that are actively using the Company’s products number approximately 70,000.  Of these, approximately 34,000 are actively using at least one product running on the Renaissance Place platform.

The Company modified the presentation of revenue on its financial statements to make it clearer what portion of both the product and service revenue is generated from subscriptions and other time-based items.  Prior period results have been restated to conform to the new presentation.

The Company will hold a conference call at 5:00 p.m. EDT today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 877-869-3847 at 5:00 p.m. EDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on April 20, 2011 at 8:00 p.m. through April 27, 2011 at 11:59 p.m. The replay dial-in is 877-660-6853. The conference account number to access the replay is 350 and replay ID number is 370151.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology-based school improvement and student assessment programs for K12 schools.  Adopted by approximately 70,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products and school improvement programs help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products and programs accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s expectations regarding future growth and the impact of funding issues on Company results.  These forward-looking statements are based on current expectations and current assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s growth initiatives, dependence on educational institutions and government funding, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2010 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING™, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(unaudited)

	Three Months
	Ended March 31,
	2011	2010

Product revenue:
Subscription	$ 14,517	$ 11,434
Non-subscription	8,043	10,405
Total product revenue	22,560	21,839

Service revenue:
Subscription	6,736	5,550
Non-subscription	4,235	4,834
Total service revenue	10,971	10,384

Total revenue	33,531	32,223

Cost of sales:
Products	3,315	3,498
Services	3,439	3,491

Total cost of sales	6,754	6,989

Gross profit	26,777	25,234

Operating expenses:
Product development	4,219	4,099
Selling and marketing	10,229	10,345
General and administrative	3,526	3,401

Total operating expenses	17,974	17,845

Operating income	8,803	7,389

Other income, net	(14)	239

Income before income taxes	8,789	7,628

Income taxes	3,296	1,845

Net income	$ 5,493	$ 5,783

Income per share:
Basic and Diluted	$ 0.19	$ 0.20

Weighted average shares outstanding:
Basic	29,292,139	29,289,258
Diluted	29,292,343	29,289,865

RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	March 31,	December 31,
	2011	2010

ASSETS:
Current assets:
Cash and cash equivalents	$ 7,149	$ 9,845
Investment securities	4,830	6,630
Accounts receivable, net	7,817	7,873
Inventories	5,171	5,042
Prepaid expenses	1,967	1,668
Income taxes receivable	-	327
Deferred tax asset	3,016	2,615
Other current assets	649	711
Total current assets	30,599	34,711

Investment securities	3,744	3,661
Property, plant and equipment, net	6,612	6,720
Goodwill	2,870	2,854
Other non-current assets	6,055	5,843

Total assets	$ 49,880	$ 53,789

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 2,913	$ 2,874
Deferred revenue	52,512	64,791
Payroll and employee benefits	7,071	5,609
Income taxes payable	2,172	-
Other current liabilities	2,573	2,340
Total current liabilities	67,241	75,614

Deferred revenue	7,710	7,051
Deferred compensation and other employee benefits	2,664	2,538
Income taxes payable	3,426	3,426
Other non-current liabilities	191	213
Total liabilities	81,232	88,842

Total shareholders' equity	(31,352)	(35,053)

Total liabilities and shareholders' equity	$ 49,880	$ 53,789